Back to Form 8-K

Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WELLCARE REPORTS FIRST QUARTER 2014 RESULTS

TAMPA, Fla. (May 6, 2014) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the first quarter ended March 31, 2014. As determined under generally accepted accounting principles (GAAP), net income for the first quarter of 2014 was $44.1 million, or $1.00 per diluted share, compared with $21.5 million, or $0.49 per diluted share, for the first quarter of 2013. Adjusted (non-GAAP) net income for the first quarter of 2014 was $49.7 million, or $1.13 per diluted share, compared with $27.5 million, or $0.63 per diluted share, for the first quarter of 2013.

First quarter 2014 results included a bargain purchase gain resulting from WellCare’s acquisition of Windsor Health Group (Windsor), which closed effective January 1, 2014. The bargain purchase gain results from the fair value of the tangible and intangible net assets acquired in the acquisition that are in excess of the purchase consideration. The gain contributed $0.64 to the first quarter net income per diluted share. WellCare incurred expenses associated with the Windsor integration and transition of approximately $0.09 per diluted share. The gain, net of these expenses, added $0.55 to 2014 first quarter net income per diluted share. The Company anticipates that it will incur additional Windsor integration and transition expenses during the remaining nine months of the year. A bargain purchase gain and integration expenses were anticipated in WellCare’s original 2014 guidance. The gain recorded during the first quarter of 2014 exceeds the Company’s expectation as reflected in that original 2014 guidance. Consequently, today WellCare has increased its 2014 guidance by the amount of the gain, net of integration expenses, that exceeds the amount that was reflected in the original 2014 guidance.

“Our operating results this quarter were primarily due to the strong growth and performance of our Medicaid health plans, offset in part by weaker than anticipated results from our Medicare health and drug plans,” said Dave Gallitano, chairman of the board and CEO. “Our Medicaid results and outlook, greater traction in our medical cost management initiatives, productivity improvements ahead of our expectations, and the Windsor bargain purchase gain exceeding our original expectation all are driving the increase in our 2014 earnings guidance.”

Highlights of Recent Accomplishments

•
As of March 2014, WellCare served 3.5 million members, an increase of 31% from 2.7 million members as of March 2013. The Company served approximately 60,000 members who enrolled in its Medicaid health plans during the first quarter as a result of eligibility expansions under the Affordable Care Act (ACA).

•
On May 1, 2014, WellCare initiated implementation of the Florida Managed Medical Assistance (MMA) Medicaid program in three regions in the north central area of the state, including the Jacksonville area. The Company is serving over 185,000 members in these regions, a gain of more than 107,000 members compared with enrollment prior to the implementation. WellCare continues to expect MMA membership of at least 500,000 people as of December 2014, following completion of the implementation.

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WCG Reports First Quarter 2014 Results

May 6, 2014

Company Operations for the First Quarter of 2014

Adjusted net income per diluted share for the first quarter of 2014 increased $0.50 compared with the same period in 2013, primarily due to the recognition of the Windsor bargain purchase gain, premium revenue growth in all three of the Company’s segments, the increase in the Medicaid segment gross margin rate, and the reduction in the administrative expense ratio. These factors were offset in part by the decreases in the gross margin rates of the Medicare Health Plans and Medicare Prescription Drug Plans (PDPs) segments, and increased interest expense.

In the first quarter of 2014, the Company recorded net unfavorable development of medical benefits payable amounting to $32.5 million, or $0.46 per diluted share. In the first quarter of 2013, WellCare recorded net favorable development of medical benefits payable amounting to $15.9 million, or $0.23 per diluted share.

Membership as of March 31, 2014, increased 31% to 3.5 million compared with the same period in 2013. Premium revenue for the first quarter of 2014 increased 32% year over year to $2.9 billion. Medical benefits expense for the first quarter of 2014 was $2.6 billion, also an increase of 32% from the first quarter of 2013.

Selling, general and administrative (SG&A) expense as determined under GAAP was $245 million in the first quarter of 2014 compared with $213 million for the same period in 2013. Adjusted (non-GAAP) SG&A expense was $236 million in the first quarter of 2014, an increase of 23% from $191 million for the same period last year. The increase was driven primarily by increased membership, including membership associated with acquisitions.

Beginning with the first quarter of 2014, WellCare’s adjusted administrative expense ratio will exclude Medicaid state ACA industry fee reimbursements from the denominator. The adjusted administrative expense ratio was 8.0% in the first quarter of 2014 compared with 8.6% for the same period in 2013. The decrease in the ratio resulted from improved operating leverage and productivity gains, offset in part by investments in operational infrastructure and growth initiatives.

For the first quarter of 2014, WellCare’s growth initiatives operating expenses, including for the Florida MMA program implementation, increased year over year by $0.08 per diluted share. Expenses for infrastructure focused on quality, service, and productivity improvements increased year over year by $0.02 per diluted share.

Medicaid Health Plans Segment Operations

The Medicaid Health Plans segment membership increased by 179,000, or 11% year over year, to 1.9 million members as of March 31, 2014. The increase resulted mainly from growth in the Kentucky program, as well as the acquisition of Missouri Care in April 2013. These gains were partially offset by the Company’s departure from the Ohio Medicaid program in June 2013. Premium revenue was $1.6 billion for the first quarter of 2014, an increase of 24% year over year, and was driven by the increase in enrollment and changes in the geographic and demographic mix of membership.

In the first quarter of 2014, WellCare recorded $18.9 million for the anticipated ACA industry fee expense related to the Medicaid Health Plans segment. The Company recorded anticipated Medicaid state ACA industry fee reimbursements of $23.6 million, based on arrangements reached with five states. For all five states, the reimbursement includes the fee amount plus a gross-up for the non-tax deductibility of the fee. The first quarter 2014 recorded reimbursement was approximately 79% of the expected full reimbursement. The remaining portion that was not recorded as reimbursed for those states which are still pending executed agreements decreased the Company’s net income per diluted share by $0.09. WellCare’s 2014 guidance continues to reflect the expectation that state Medicaid programs will reimburse the Company for the ACA industry fee and the related impact to the Company’s income tax expense.

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WCG Reports First Quarter 2014 Results

May 6, 2014

The first quarter 2014 Medicaid Health Plans segment gross margin rate of 13.2% increased 90 basis points compared with the first quarter of 2013, mainly as a result of a lower medical benefits ratio (MBR), offset in part by the impact of the less than full reimbursement of the ACA industry fee. The first quarter 2014 segment MBR decreased 80 basis points year over year.

Medicare Health Plans Segment Operations

Beginning with the first quarter of 2014, WellCare is reporting its Medicare Advantage (MA) plans and Medicare Supplement insurance acquired in conjunction with the Windsor acquisition together as the Medicare Health Plans segment. The Medicare Health Plans segment membership as of March 31, 2014, increased by 134,000 year over year, or 52%, to 390,000 members. MA plans membership as of March 2014 was 342,000, an increase of 34%, or 86,000 members. Premium revenue for the quarter grew 34% year over year to $963 million. The growth resulted primarily from the Company’s Windsor acquisition as well as organic sales activity primarily in New York, Florida, Texas, and California.

The first quarter 2014 Medicare Health Plans segment gross margin rate was 10.5%, a decrease of 250 basis points compared with the first quarter of 2013. The decrease resulted from lower premium rates, higher medical benefits expense, and the implementation of the ACA industry fee. The MBR of 88.4% for the first quarter of 2014 increased 140 basis points from the first quarter of 2013, mainly as a result of reimbursement pressure, net unfavorable development of prior years’ medical benefits payable, and the performance of the Windsor MA plans.

Medicare Prescription Drug Plans Segment Operations

The Medicare PDPs segment membership as of March 31, 2014, increased 514,000 year over year, or 68%, to 1.3 million members. The increase primarily was due to the outcome of the 2014 bids, as well as the inclusion of 109,000 members from the Windsor acquisition. Premium revenue for the quarter increased 67% to $373 million, consistent with the increase in membership. The first quarter 2014 gross margin rate decreased 150 basis points year over year as a result of the higher segment MBR as well as the implementation of the ACA industry fee. The first quarter 2014 MBR of 104.3% increased 70 basis points from the first quarter of 2013, mainly as a result of higher drug unit costs, higher utilization of branded medications, particularly by members who enrolled in the Company’s plans beginning in January 2014.

Cash Flow and Financial Condition

Net cash used in operating activities as determined under GAAP was $13.9 million for the quarter ended March 31, 2014, compared with net cash provided by operating activities of $31.1 million for the quarter ended March 31, 2013.

On a non-GAAP basis, modified for the timing of receipts from, and payments to, WellCare’s government customers, net cash provided by operating activities was $115.7 million for the quarter ended March 31, 2014, compared with net cash provided by operating activities of $63.9 million for the same period in 2013.

As of March 31, 2014, unregulated cash and investments were approximately $488 million, compared with $495 million as of December 31, 2013.

Medical benefits payable was $1.1 billion as of March 31, 2014, compared with $1.0 billion as of December 31, 2013. Days in claims payable were 39 days as of March 31, 2014, compared with 42 days as of December 31, 2013, and 40 days as of March 31, 2013.

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WCG Reports First Quarter 2014 Results

May 6, 2014

Financial Outlook

The Company is updating its financial outlook for the year ending December 31, 2014:

•
Adjusted net income per diluted share is expected to be between approximately $4.40 and $4.75. The previous guidance was for adjusted net income per diluted share of between $3.75 and $4.05. The increased guidance results mainly from incorporation into the guidance of the Company's better than anticipated first quarter results, as well as an improved outlook for the Medicaid Health Plans segment, offset in part by unfavorable expectations relative to initial guidance for the Medicare Health Plans and Medicare PDPs segments.

•
Premium revenue is expected to be between $12.0 and $12.1 billion. The Company previously anticipated premium revenue to be between $11.6 and $11.75 billion. The increase results from increased growth outlooks for the Medicaid Health Plans and Medicare PDPs segments.

•	Premium revenues and MBRs for each of the Company’s segments are anticipated as follows:

Segments	Premium Revenue Year-over-Year Changes	MBRs
Medicaid Health Plans	Increase 27% to 28%	88.00% to 88.50%
Medicare Health Plans	Increase 23% to 24%	87.00% to 87.50%
Medicare PDPs	Increase 46% to 47%	88.50% to 89.00%

•	The adjusted administrative expense ratio is expected to be between approximately 8.4% and 8.5%. Previous guidance was for the adjusted administrative expense ratio to be between 8.6% and 8.7%.

•	The ACA industry fee expense is expected to be between approximately $125 and $135 million.

•	Interest expense is anticipated to be approximately $38 million.

•	The effective income tax rate is expected to be between approximately 47.0% and 48.0%.

The Medicaid Health Plans MBR is calculated using the difference of premium revenue less Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements in the denominator. Guidance as of February 12, 2014 originally was not prepared using this calculation. On a revised basis, the Medicaid Health Plans MBR guidance as of February 12 would have been between 89.00 to 90.00%.

The Company’s outlook does not include the pending acquisition of certain assets of Healthfirst Health Plan of New Jersey (Healthfirst NJ). Please refer to the “Basis of Presentation” information on the following page of this news release for information about the determination of the Company’s measurements and ratios.

Webcast

A discussion of WellCare’s first quarter 2014 results will be webcast live on Tuesday, May 6, 2014, beginning at 8:00 a.m. Eastern Time. A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days. The webcast is available via the Company’s web site at www.wellcare.com.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The Company served approximately 3.5 million members nationwide as of March 31, 2014. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

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WCG Reports First Quarter 2014 Results

May 6, 2014

Basis of Presentation

In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the Company’s performance. Following is a description of the calculation of important GAAP and non-GAAP measures used in this news release.

Premium revenue as described in this news release excludes Medicaid state premium taxes revenue and Medicaid state reimbursements of the ACA industry fee.

Gross margin is determined as the difference of premium revenue less Medicaid state premium taxes revenue less medical benefits expense less ACA industry fee expense. The gross margin rate is determined by gross margin divided into the difference of premium revenue less Medicaid state premium tax revenue.

The Company measures MBRs excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements (non-GAAP), which are equal to medical benefits expense divided into the difference of premium revenue less Medicaid state premium taxes revenue and Medicaid state ACA industry fee reimbursements revenue. The Company’s 2014 Medicaid MBR guidance uses this non-GAAP definition of MBR. MBRs as determined under GAAP are equal to medical benefits expense divided into total premium revenues.

Net income and certain other operating results are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs. Management believes these government investigation-related expenses are not indicative of long-term business operations.

Adjusted SG&A expense (non-GAAP) is equal to SG&A expense less certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs.

The adjusted administrative expense ratio (non-GAAP) is equal to adjusted SG&A expense divided into the difference of total revenues less Medicaid state premium taxes revenue less Medicaid state ACA industry fee reimbursements revenue. The administrative expense ratio (GAAP) is equal to SG&A expense divided into total premium revenues.

Please refer to the schedules in this news release that provide supplemental information that reconcile results determined under GAAP to non-GAAP results.

The schedules contained in this news release may contain totals that do not foot due to rounding.

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WCG Reports First Quarter 2014 Results

May 6, 2014

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook, the timing of the closing of the Healthfirst NJ acquisition, and reimbursement of the ACA industry fee by state Medicaid programs contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, including due to sequestration, WellCare’s ability to estimate and manage medical benefits effectively, WellCare’s ability to negotiate with its state Medicaid customers regarding reimbursement of the ACA industry fee and the satisfaction of the closing conditions for the Healthfirst NJ acquisition, including the receipt of regulatory approval.

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other subsequent filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME DATA
(Unaudited; dollars in millions except share and per share data)

	For the Quarters Ended March 31,
	2014	2013
Revenues:
Premium	$2,934.4	$2,231.0
Medicaid state ACA industry fee reimbursement	23.6	–
Medicaid state premium tax	17.1	21.3
Total premium	2,975.1	2,252.3
Investment and other income	10.6	4.3
Total revenues	2,985.7	2,256.6

Expenses:
Medical benefits	2,629.9	1,987.3
Selling, general and administrative	245.3	213.4
ACA industry fee	32.3	–
Medicaid state premium tax	17.1	21.3
Depreciation and amortization	14.6	10.1
Interest	9.2	1.6
Total expenses	2,948.4	2,233.7

Income from operations	37.3	22.9
Bargain purchase gain	28.3	–
Income before income taxes	65.6	22.9
Income tax expense	21.5	1.4
Net income	$44.1	$21.5

Net income per common share:
Basic	$1.01	$0.50
Diluted	$1.00	$0.49

Weighted average common shares outstanding:
Basic	43,802,047	43,325,381
Diluted	44,123,791	43,952,459

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in millions except share data)

	March 31, 2014	Dec. 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,658.3	$1,482.5
Investments	288.7	314.7
Premiums receivable, net	607.4	490.7
Pharmacy rebates receivable, net	235.5	165.5
Receivables from government partners	79.1	–
Funds receivable for the benefit of members	67.0	93.5
Deferred ACA industry fees	96.8	–
Income taxes receivable	–	7.1
Prepaid expenses and other current assets, net	112.9	115.0
Deferred income tax asset	29.5	23.7
Total current assets	3,175.2	2,692.7

Property, equipment and capitalized software, net	152.5	147.4
Goodwill	244.9	236.8
Other intangible assets, net	121.8	66.5
Long-term investments	136.4	80.4
Restricted investments	94.9	82.5
Other assets	10.6	144.4
Total Assets	$3,936.3	$3,450.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical benefits payable	$1,132.7	$953.4
Unearned premiums	4.0	0.2
ACA industry fee liability	129.0	–
Accounts payable	19.0	22.3
Income taxes payable	5.0	–
Other accrued expenses and liabilities	370.2	187.7
Current portion of amount payable related to investigation resolution	34.4	36.2
Other payables to government partners	16.7	37.3
Total current liabilities	1,711.0	1,237.1

Deferred income tax liability	58.0	55.4
Amount payable related to investigation resolution	–	34.1
Long-term debt	600.0	600.0
Other liabilities	5.6	6.2
Total liabilities	2,374.6	1,932.8

Commitments and contingencies	–	–

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,858,148 and 43,766,645 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively)	0.4	0.4
Paid-in capital	488.8	489.4
Retained earnings	1,073.5	1,029.4
Accumulated other comprehensive loss	(1.0)	(1.3)
Total stockholders' equity	1,561.7	1,517.9
Total Liabilities and Stockholders' Equity	$3,936.3	$3,450.7

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in millions)

	For the Quarters Ended March 31,
	2014	2013
Cash provided by (used in) operating activities:
Net income	$44.1	$21.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14.6	10.1
Equity-based compensation expense	1.2	3.7
Bargain purchase gain	(28.3)	–
Amortization of the deferred ACA industry fee	32.3	–
Incremental tax benefit from equity-based compensation	(0.2)	(2.1)
Deferred taxes, net	5.9	9.6
Provision for doubtful receivables	3.7	3.0
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(33.1)	(13.6)
Pharmacy rebates receivable, net	(34.6)	6.7
Prepaid expenses and other current assets, net	17.2	3.5
Medical benefits payable	51.1	77.0
Unearned premiums	(0.5)	–
Accounts payable and other accrued expenses	35.3	(45.8)
Other payables to government partners	(99.7)	(22.2)
Amount payable related to investigation resolution	(35.9)	(13.8)
Income taxes receivable/payable, net	12.3	(6.5)
Other, net	0.7	–
Net cash (used in) provided by operating activities	(13.9)	31.1

Cash provided by (used in) investing activities:
Acquisitions, net of cash acquired	164.2	(39.2)
Purchases of investments	(90.6)	(144.5)
Proceeds from sale and maturities of investments	107.9	138.2
Purchases of restricted investments	(12.3)	(4.9)
Proceeds from maturities of restricted investments	6.3	4.9
Additions to property, equipment and capitalized software, net	(13.2)	(15.9)
Net cash provided by (used in) investing activities	162.3	(61.4)

Cash provided by financing activities:
Proceeds from debt, net of financing costs paid	–	228.5
Proceeds from exercises of stock options	0.2	4.0
Incremental tax benefit from equity-based compensation	0.2	2.1
Repurchase and retirement of shares to satisfy tax withholding requirements	(2.2)	(2.7)
Payments on debt	–	(9.5)
Payments on capital leases	(0.4)	(0.3)
Funds received for the benefit of members, net	29.6	85.9
Net cash provided by financing activities	27.4	308.0

Increase in cash and cash equivalents	175.8	277.7
Balance at beginning of period	1,482.5	1,100.5
Balance at end of period	$1,658.3	$1,378.2

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$3.3	$1.1
Cash paid for interest	$0.2	$0.7

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$2.1	$3.9

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited; dollars in millions, except per share data)

EBITDA reflects the impact of earnings or charges resulting from matters that some investors may not consider to be indicative of ongoing operations. In calculating Adjusted EBITDA, the Company adds back certain administrative expenses and resolution costs related to government investigations and related litigation. Management believes that these expenses are not indicative of long-term business performance.

	For the Quarters Ended March 31,		For the Year Ended Dec. 31,
	2014	2013	2013

Net income	$44.1	$21.5	$175.3
Add backs:
Income tax expense	21.5	1.4	103.0
Interest expense	9.2	1.6	11.9
Depreciation & amortization	14.6	10.2	44.1
Loss on extinguishment of debt	–	–	2.8
Bargain purchase gain	(28.3)	–	–
EBITDA	61.1	34.7	337.1
Add backs:
Government investigation-related litigation and resolution expenses	9.6	21.9	57.3
Adjusted EBITDA	$70.7	$56.6	$394.4

Reconciliation of GAAP Net Cash Provided by or Used in Operating Activities
to Net Cash Provided by Operating Activities,
Modified for the Timing of Receipts from, and Payments to, Government Customers
(Unaudited; dollars in millions)

The Company reports cash used in or provided by operating activities on a non-GAAP basis modified to exclude the changes in premium receivables, provision for doubtful receivables, unearned premiums, and other net receivables from, and payables to, government customers. The Company believes that cash used in or provided by operating activities modified to exclude these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from, and payments to, federal and state government agencies at the end of each period.

	For the Quarters Ended March 31,
	2014	2013
Net cash (used in) provided by operating activities, as reported under GAAP	$(13.9)	$31.1
Modifications to eliminate changes in:
Premiums receivable, net	31.1	13.6
Provision for doubtful receivables	(3.7)	(3.0)
Unearned premiums	0.5	–
Other payables to government partners	99.7	22.2
Net cash provided by operating activities, modified for the timing of receipts from and payments to government clients	$115.7	$63.9

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
MEMBERSHIP INFORMATION
(Unaudited)

	As of March 31,
	2014	2013
Medicaid Health Plans Membership by Program:
TANF	1,403,000	1,281,000
CHIP	240,000	211,000
SSI, ABD, and duals	209,000	174,000
Other programs	17,000	24,000
Total Medicaid Health Plans Membership by Program	1,869,000	1,690,000

Medicaid Health Plans Membership by State:
Georgia	553,000	573,000
Florida	482,000	472,000
Kentucky	372,000	228,000
Illinois	138,000	145,000
All other states	324,000	272,000
Total Medicaid Health Plans Membership by State	1,869,000	1,690,000

Medicare Health Plans:
Medicare Advantage Health Plans	342,000	256,000
Medicare Supplement insurance	48,000	–
Total Medicare Health Plans	390,000	256,000

Medicare Prescription Drug Plans	1,271,000	757,000
Total Membership	3,530,000	2,703,000

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SEGMENT PREMIUM REVENUE INFORMATION
(Unaudited; dollars in millions)

	For the Quarters Ended March 31,
	2014	2013
Premium revenue:
Medicaid Health Plans:
Kentucky	$496.2	$296.5
Georgia	366.5	367.6
Florida	308.0	261.0
Other states	451.0	364.0
Medicaid state premium taxes	17.1	21.3
Total Medicaid Health Plans	1,638.8	1,310.4

Medicare Health Plans:
Medicare Advantage plans	938.4	718.9
Medicare Supplement insurance	24.9	–
Total Medicare Health Plans	963.3	718.9

Medicare Prescription Drug Plans	373.0	223.1
Total Premium revenue	$2,975.1	$2,252.3

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SEGMENT GROSS MARGIN INFORMATION
(Unaudited; dollars in millions)

	For the Quarters Ended March 31,
	2014	2013
Medicaid Health Plans Segment:
Premium revenue	$1,638.8	$1,310.4
Medicaid state premium taxes	17.1	21.3
Premium revenue excluding Medicaid state premium taxes	1,621.7	1,289.1
Medical benefits expense	1,389.3	1,130.7
Subtotal	232.4	158.4
ACA industry fee expense	18.9	–
Gross margin (1)	$213.5	$158.4

Gross margin rate	13.2%	12.3%

Premium revenue excluding Medicaid state premium taxes	$1,621.7	$1,289.1
Medicaid state ACA industry fee reimbursements	23.6	–
Premium revenue excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements	$1,598.1	$1,289.1

Medical benefits ratio:
Total premium revenues (GAAP)	84.8%	86.3%
Excluding Medicaid state premium taxes and ACA industry fee reimbursements (non-GAAP)	86.9%	87.7%

Medicare Health Plans Segment:
Premium revenue	$963.3	$718.9
Medical benefits expense	851.5	625.6
Subtotal	111.8	93.3
ACA industry fee expense	10.7	–
Gross margin	$101.1	$93.3

Gross margin rate	10.5%	13.0%
Medical benefits ratio	88.4%	87.0%

Medicare Prescription Drug Plans Segment:
Premium revenue	$373.0	$223.1
Medical benefits expense	389.1	231.0
Subtotal	(16.1)	(8.0)
ACA industry fee expense	2.7	–
Gross margin	$(18.8)	$(8.0)

Gross margin rate	(5.0%)	(3.5%)
Medical benefits ratio	104.3%	103.6%

(1) Medicaid gross margin to be presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 does not exclude Medicaid premium taxes, and therefore amounted to $230.6 million and $179.7 million for the quarters ended March 31, 2014 and 2013, respectively.

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
COMPANY GROSS MARGIN INFORMATION
(Unaudited; dollars in millions)

	For the Quarters Ended March 31,
	2014	2013
Premium revenue	$2,975.1	$2,252.3
Medicaid state premium taxes	17.1	21.3
Premium revenue excluding Medicaid state premium taxes	2,958.0	2,231.0
Medical benefits expense	2,629.9	1,987.3
Subtotal	328.1	243.7
ACA industry fee expense	32.3	–
Gross margin	$295.8	$243.7

Gross margin rate	10.0%	10.9%

Total premium revenues (GAAP)	$2,975.1	$2,252.3
less: Medicaid state premium taxes	17.1	21.3
less: Medicaid state ACA industry fee reimbursements	23.6	–
Premium revenue net of Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements	$2,934.4	$2,231.0

Medical benefits ratio:
Total premium revenues (GAAP)	88.4%	88.2%
Excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements (non-GAAP)	89.6%	89.1%

ADMINISTRATIVE EXPENSE RATIO INFORMATION
 (Unaudited; dollars in millions)

The Company reports the administrative expense ratio on an adjusted (non-GAAP) basis modified to reflect the effect on this ratio of Medicaid state premium taxes, Medicaid state ACA industry fee reimbursements, and general and administrative expense associated with government investigations and related litigation.

	For the Quarters Ended March 31,
	2014	2013
Company premium revenue:
As determined under GAAP	$2,975.1	$2,252.3
less: Medicaid state premium taxes	17.1	21.3
less: Medicaid state ACA industry fee reimbursements	23.6	–
Premium revenue excluding Medicaid state premium taxes and Medicaid state ACA industry fee reimbursements	$2,934.4	$2,231.0

Administrative expense ratio:
As determined under GAAP	8.2%	9.4%
Impact of Medicaid state premium taxes	0.1%	0.1%
Impact of Medicaid state ACA industry fee reimbursements	0.1%	–
General and administrative expense adjustments(a)	(0.4%)	(0.9%)
Adjusted (Non-GAAP)	8.0%	8.6%

(a)
General and administrative expenses associated with government investigation-related legal, accounting, and other costs, as well as liabilities for litigation resolution for each of the respective periods, which dollar amounts are disclosed on the schedule on the following page.

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WCG Reports First Quarter 2014 Results

May 6, 2014

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in millions except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Quarter Ended March 31, 2014				For the Quarter Ended March 31, 2013
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$245.3	$(9.6)	(a) (b)	$235.7	$213.4	$(21.9)	(a) (b)	$191.5
Income tax expense	$21.5	$4.0	(c)	$25.5	$1.4	$15.9	(c)	$17.3
Net income	$44.1	$5.6		$49.7	$21.5	$6.0		$27.5

Net income per share:
Basic	$1.01	$0.13		$1.14	$0.50	$0.14		$0.64
Diluted	$1.00	$0.13		$1.13	$0.49	$0.14		$0.63

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $9.0 million and $21.1 million, respectively, in the quarters ended March 31, 2014 and 2013.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $0.6 million and $0.8 million, respectively, in the quarters ended March 31, 2014 and 2013.

(c)
Income tax expense:  Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $4.0 million and $15.9 million, respectively, in the quarters ended March 31, 2014 and 2013, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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